Exhibit 10(h)

OFFICER LIFE INSURANCE PLAN

Summary Plan Document

September 2005

What is the purpose of these Questions & Answers?

These Questions & Answers are intended to answer questions you may have about the Parker Hannifin Corporation Officer Life Insurance Plan. They are not intended to be comprehensive and do not address all tax and legal issues surrounding the Plan. You should consult with your personal tax and legal counsel regarding your personal income and estate tax situation as it relates to this Plan.

You should also be aware that the benefit plans and policies established by Parker Hannifin Corporation for its employees should not be construed to be a guarantee or contract of employment. As is customary with such benefit plans and human resources policies, Parker reserves the right to change or discontinue the Plan at any time and for any reason.

What is the Parker Hannifin Corporation Officer Life Insurance Plan?

The Parker Officer Life Insurance Plan is designed to provide corporate officers of Parker with a comprehensive life insurance benefit targeted at 3 times* annual salary during their working careers at Parker Hannifin, and a life insurance benefit targeted at up to 2 times final salary during retirement. Parker has adopted the Plan to provide enhanced pre- and post-retirement life insurance death benefits for key executives as a means to attract and retain qualified personnel. This purpose is attained through Parker’s funding of a cash value life insurance Policy that is participant-owned. While the primary purpose of the Plan is to provide an insured death benefit during employment and after retirement, the insurance Policy will allow for accumulation of cash surrender value that could be used to supplement retirement income.

How do I become a participant in the Plan?

You will receive notification of your eligibility from Parker together with an enrollment package. You will become a participant in the Plan by completing the enrollment and application items by the enrollment deadline, and upon approval by the life insurance carrier, Sun Life. You will be contacted if further information and/or actions are required.

What are the benefits of participating in this Plan?

Officers participating in this Plan will receive the following benefits:

•	Substantial Life Insurance Benefits:

Pre-retirement	3 x Salary *
Post-retirement	up to 2 x Final Salary**

*	4 x Salary for Office of Chief Executive; 5 x Salary for Chief Executive Officer
**	Designed to last until age 95.

•	Benefit Security/Control: You, as the participant, own the life insurance Policy and will ultimately enjoy complete control over its disposition.

•	Estate/Retirement Planning Flexibility: Because the benefit is participant-owned and funded by an individual life insurance Policy, you will decide how to integrate its features into your overall personal retirement and/or estate plan.

•	Investment Choice/Flexibility Parker will make all premium payments under the Plan. However, you will be responsible for allocating the net Policy cash values among the “family” of separate investment accounts that are a part of the Policy. Similar to mutual funds, these separate accounts have a wide range of investment objectives including long-term capital appreciation, fixed income, etc.

Do I have to submit to a medical questionnaire and/or examination?

In most cases, there will be no medical exams for the life insurance benefit. However, you will be asked to complete a brief section of questions on an Application for Life Insurance. If you are not actively at work at the time of enrollment or have missed five or more consecutive days of work in the past three months due to medical reasons, you may be required to submit to a medical questionnaire and/or be examined. If this should be the case, you will be contacted to discuss what medical information or examination, if any, are necessary. If, for whatever reason, the insurance company is unwilling to issue a Policy, you will not be able to participate in the Plan.

How is the Plan funded?

The life insurance benefits provided under this Plan are funded with an individual flexible premium, variable life insurance Policy. This type of Policy provides both Parker and you with significant premium payment and asset allocation flexibility.

Parker will pay all required premium payments under the Plan, including Policy expenses and charges, until you reach age 65 or for ten years, whichever is longer (the “Premium Period”), in order to provide you with the targeted pre-retirement and post-retirement life insurance benefits. Parker’s annual premium payments will be calculated based upon the assumption that you will invest the cash value of the Policy in the fixed interest account, which currently pays interest of 4.85% per year. Parker will not adjust future premium payments due to individual investment performance which is greater or less than the performance of the fixed interest account. You can assure maintenance of the targeted death benefit by investing the Policy cash value in the fixed interest account, but you are free to choose your own investment allocation.

How often is my life insurance death benefit adjusted under the Plan?

During active employment, your targeted life insurance benefit will be adjusted once each year to reflect any change in your base annual salary. The adjustment will be made on January 1 of each year and will reflect your base annual salary as of December 1 of the previous calendar year.

Which insurance company will be issuing the life insurance Policy?

Parker has selected Sun Life Insurance Company (Sun Life) as the life insurance carrier for this Plan.

What are the financial ratings for the insurance carrier?

As of August 1, 2005, Sun Life has received the following ratings for its financial strength and claims paying ability from the major independent rating agencies shown in the chart below.

Rating
A.M. Best Company	AA+
Moody’s	Aa2
Standard & Poor’s	AA+
Fitch	AA

Please be aware that these ratings are as of the specified date and there is no guarantee that such ratings will not change in the future. Parker does not guarantee the present or future creditworthiness of any insurance carrier.

How much will the Plan cost me?

As mentioned above, insurance premiums under the Plan will be paid by Parker. The premiums paid by Parker under the Plan will be treated as bonus payments to you for tax purposes. The cost of the Plan to you is limited to the income tax due on the premiums paid by Parker. Taxation will continue as long as premiums are paid by Parker during the Premium Period. This cost will be reported annually on the W-2 you receive at the end of each tax year. You will also receive a Benefit Statement indicating this amount each year.

How will I pay the withholding taxes that are due on the “bonus” payment?

Withholding taxes on the “bonus” payment of premiums by Parker are due immediately upon payment of the premiums by Parker to Sun Life. Parker’s Tax Department will send you a notification each year, approximately 30 days before the taxes are due, with the amount of withholding taxes that you will be required to pay. You will have the option to pay such withholding taxes either by (1) submitting a check, payable to Parker Hannifin Corporation, before the premium payment can be made on your Policy; or (2) authorizing Parker to withhold the tax amount due from the premium payment to Sun Life. Failure to pay the taxes in a timely manner may jeopardize your continued participation in the Plan.

PLEASE NOTE: If you choose to have the tax withheld from the premium payment, there will likely be insufficient cash value to provide the targeted death benefit under the Plan, and the Policy may lapse at any time.

At what age can I retire from Parker and still continue my participation in the Plan?

For purposes of the Plan, you are treated as having retired if you terminate your employment on or after reaching age 55.

What is my target life insurance benefit at retirement?

Your target death benefit after retirement (other than in the event of disability-see below) will be as follows:

Age at Retirement	Post-Retirement Target Death Benefit as a Multiple of Base Annual Salary
Under 55	Parker discontinues premium payments
55	1 times
56	1.1 times
57	1.2 times
58	1.3 times
59	1.4 times
60	1.5 times
61	1.6 times
62	1.7 times
63	1.8 times
64	1.9 times
65 or older	2 times

At retirement, how is my life insurance funded to maintain the target death benefit?

Premium payments by Parker for the Policy during the Premium Period (which payments may continue post-retirement as described above) are designed to allow sufficient accumulation of cash surrender value to fund your life insurance during retirement until age 95. Remember, premium calculations assume on-going investment of the cash surrender value of the Policy in the fixed interest account.

Will the cash surrender value in the Policy be sufficient to provide the target death benefit post-retirement?

If you use your own funds to satisfy the withholding tax liability described above, it is intended that the cash surrender value in the Policy at the end of the Premium Period will be sufficient to provide the target death benefit. However, it is possible that the death benefit will lapse prior to age 95 if the actual investment performance of the Policy which you direct varies from the assumptions used by Parker to calculate premium payments, unless you pay additional premiums. Accordingly, there is no guarantee that the death benefit will be maintained.

If you satisfy your withholding tax liability described above by allowing Parker to withdraw the funds from the premium payments, there will not be sufficient remaining cash surrender value to provide the target death benefit until age 95. In fact the Policy may lapse at any time, even before retirement. You may choose to decrease the target death benefit to ensure that the coverage will be effective over your expected lifetime. Alternatively, you may pay additional premiums to maintain the original targeted death benefit. After the Premium Period, Parker’s premium obligation will end.

What happens if I voluntarily or involuntarily leave Parker under any circumstances other than retirement or disability?

You will have control of the life insurance Policy because you own it. However, Parker will not continue premium payments. In order to maintain the life insurance coverage you will need to take some action, such as paying premiums or reducing the amount of insurance.

What happens if I die while I am still employed by Parker?

Your designated beneficiary will receive the death benefit provided by the Policy directly from Sun Life. The target death benefit is equal to your pre-retirement multiple of your base salary, but the actual benefit may vary based upon the performance of the investment funds you have chosen and the manner in which you choose to pay withholding taxes. Upon your death, Parker will cease paying premiums.

What happens if I die after retirement?

Your beneficiary will receive the death benefit provided by the Policy directly from Sun Life. The target death benefit is equal to your post-retirement multiple of your base salary, but the actual benefit may vary based upon the performance of the investment funds you have chosen and the manner in which you choose to pay withholding taxes. Upon your death, Parker will cease paying premiums.

What happens to my participation in the Plan if I become disabled?

If you become disabled so that you are unable to perform your job with Parker or any other job, Parker will continue paying premiums and your participation in the Plan will continue. If you remain so disabled when you reach age 65, your rights and benefits will then become the same as if you had retired.

Since I own the Policy, can I withdraw or borrow the cash surrender value in the Policy?

If you borrow, withdraw, pledge or assign any portion of the cash surrender value prior to the expiration of the Premium Period, your participation in the Plan will terminate and Parker will have no obligation to make any future premium payments under the Plan. After the end of the Premium Period, you may borrow, withdraw, pledge or assign any portion of the cash surrender value in the Policy at any time.

Can Parker access any portion of the Policy’s cash surrender value?

No. You are the owner of the Policy and the Plan does not provide Parker with the right to access the cash surrender value in the Policy.

How are death benefits claimed?

As soon as Parker learns of your death, Parker or its agent will contact your designated beneficiary and will explain to your beneficiary the benefits available, describe procedures, provide forms and request any documents needed to process the claim. Alternatively, the beneficiary may contact Sun Life directly to claim the death benefits under the Policy.

Who can I name as my beneficiary?

You may name anyone you wish as your beneficiary under the Policy, including both primary and contingent beneficiaries. In addition, you may change your beneficiary under the Policy at any time by completing the proper beneficiary designation change form, submitting that form to Parker and receiving the insurance company’s acceptance of the change.

Who will be the owner of the Policy?

Unless you specify otherwise at the time of enrollment, you will be the legal owner of the Policy. However, for estate planning purposes you may, after consultation with your personal tax adviser, elect to transfer ownership of the Policy to a living or family trust or an irrevocable life insurance trust by submitting documentation to Sun Life and receiving the insurance company’s acceptance of the same. The preparation and legal adequacy of any such documentation will be your responsibility and expense.

Can the Plan be changed?

Parker may at any time amend, alter, modify or terminate the Plan.

What happens to the Plan in the event of a change in control of Parker?

In the event there is a change in control of Parker (as defined in your Change of Control Severance Agreement), Parker will secure payment of three additional annual premium payments. Continuation of the Plan will otherwise be at the discretion of the acquiring company.

Is there a procedure for resolving disputes?

If disagreements arise, we hope they can be resolved quickly and informally. However, if that is not possible, formal procedures have been developed so that you can appeal the decision.

You can file a claim by writing to:

Parker Hannifin Corporation

Plan Administrator

6035 Parkland Boulevard

Cleveland, OH 44124-4141

(216) 896-3000

If your claim is wholly or partially denied, you will receive a written notification of the denial within 90 days after filing. Your written notification will include the following, if applicable:

•	The reasons for the denial;

•	The Plan provisions on which the denial is based;

•	An explanation of any additional material or information you can provide to support your claim, and the reason it is necessary; and

•	The procedure for requesting a review of the claim.

If a claim has been denied, you are entitled to a review of the denial:

•	Ask for a review of the denial, by submitting a request to:

Parker Hannifin Corporation
Plan Administrator
6035 Parkland Boulevard
Cleveland, OH 44124-4141
(216) 896-3000

•	Look at relevant documents; and

•	Submit issues and comments in writing.

Within 60 days after your request for review is received, a decision on the review will be made. Parker may determine that the 60-day period is insufficient because of the need for a hearing. If this is the case, the decision may be deferred for an additional 60-day period. You or your beneficiary will be notified if a deferral is necessary.

Will I receive any periodic updates on the Plan and my Policy?

You will receive an annual statement containing a summary of your current target death benefit, and your taxable income and withholding for the current year. The annual statement may also contain projections of the cash surrender value at the end of the Premium Period.

Where can I get more information about the Plan?

The enrollment package provides additional information about the Plan. You should read all documents in the package carefully and completely. Parker has retained Marsh to administer the Plan. If you have any questions after reading these Questions and Answers and the enrollment materials, you may contact one of the Parker or Marsh representatives listed below:

Anne Lo

Phone: 609-520-2910

Marsh Financial Services

212 Carnegie Center

Princeton, NJ 08540-6236

Laura Muka

Phone: 609-520-2969

Marsh Financial Services

212 Carnegie Center

Princeton, NJ 08540-6236

Christopher Pease

Phone: 216-937-1341

Marsh Financial Services

200 Public Square, Suite 1100

Cleveland, OH 44114

Jim Repasky

Financial Controls Manager:

Retirement Plans

216-896-2818 (phone)

216-896-4004 (fax)

jrepasky@parker.com